UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ARTIO GLOBAL INVESTORS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Important Communication Regarding Artio Global Investors
Additional Facts (3/14/13)

1.	Q: Please provide a side-by-side comparison of the Aberdeen and Artio International Equity strategies.
A: Aberdeen’s Philosophy/Process
A key tenet of Aberdeen’s International and Global Equity strategies is fundamental, bottom-up stock selection. Their core approach is highly research driven and based on extensive company due diligence. This is achieved through a dedicated Global Equity team of 16 professionals based in Edinburgh, Scotland who manage both international and global equity strategies. The Aberdeen Global Equity team is a stable, cohesive group of investment professionals who have worked together for 10 years.  They collaborate with and are supported by almost 90 Aberdeen equity investment professionals around the world.

These “on-the-ground” global resources visit an average of 4,500 companies per year. It is this depth of research that gives Aberdeen its competitive advantage. Neither strategy employs top-down or thematic decision making.

These extensive research efforts allow Aberdeen to follow a buy and hold strategy. It looks for the best quality companies where investment managers have a high degree of conviction, regardless of domicile. Aberdeen portfolios typically have a maximum allocation of 30% to emerging markets, with all investment decisions based on the same bottom-up decision process (not a macro decision).

Aberdeen tends to be a long-term stakeholder in the companies it purchases and has historically had a very low portfolio turnover rate. Its portfolios tend to be concentrated around 40-60 positions. Aberdeen’s International and Global Equity strategies are focused on absolute return and are benchmark agnostic.

Artio Philosophy/Process
Artio believes that a diversified “core” portfolio - driven by dynamic sector and company fundamental analysis - is key to delivering consistently strong risk-adjusted, long-term performance in international equity markets. Artio’s process puts “thinking” before “screening” and applies different analytical tactics to different sectors and markets/regions.

After the team has identified a universe of approximately 5,000 stocks in the initial “thinking” phase of the process, portfolio managers and analysts conduct the screening phase using unique industry-specific financial and operational ratios to create peer groups of companies in a given industry.  Screening is employed after determining key sector-specific drivers (which change over time) and evaluating the overall market and economic environment.  Only then does the team decide what screens are appropriate.

As a “core” manager, Artio does not differentiate between “growth” and “value” companies, but focuses instead on fundamental analyses that apply Michael Porter’s “Five Competitive Forces”.  This framework centers on the relationship between actual competitors within industries, potential competitors, the bargaining power of buyers and suppliers, and the threats of alternative solution providers.  Artio believes it is critical to have the flexibility to use different approaches in different markets.

Based on Artio’s bottom-up/industry analysis in the developed markets, a top-down, more opportunistic approach in the emerging markets, and a combination of top-down and bottom-up approaches in Japan (depending on the level of globalization of the sector), International Equity portfolios have historically ranged between 250–350 stocks in more than 30 countries (number of holdings may be higher or lower depending upon market conditions and the investment vehicle used).

Artio believes it is critical to use different tactics when evaluating different regions, since not all markets are at the same stage of development.

2.	Q: When the transaction closes, will the International Equity transfer be a taxable event to our investors?

A:  The transition is not expected to constitute a sale of holdings in the mutual fund and the cost basis of shares is not expected to change. We do not currently expect, based on current market conditions, that the transition will lead to a capital gains distribution for shareholders.

3.	Q: What will be the steps to the transition event?

A: A transition plan has been formulated between Artio and Aberdeen including key individuals from both organizations. Teams representing all aspects of the business (investment management, risk, legal/compliance, operations, technology, etc.) have been established and are expected to meet on a regular basis to ensure a smooth transition. These teams report to a centralized project office, which in turn reports to a joint steering committee comprised of senior level members of each firm.

The international equity mutual funds are expected to remain with Artio until a yet-to-be-finalized transition date. On that date, assuming the transaction has consummated, the Artio vehicles are expected to move onto Aberdeen’s existing portfolio management platform and technology infrastructure. Initially, the only expected change is that Artio’s current outsourced middle-office service provider, Northern Trust, will be replaced by

Aberdeen’s current provider, BNP Paribas. The back-office service provider, which is currently State Street Bank & Trust for both organizations, is not expected to change. The entire transition is expected to be largely seamless for Artio’s clients. One change Artio clients are currently expected to eventually see is in statement rendering. The transition teams are working to ensure that statement information currently provided to Artio clients will continue.  It is possible that the new BNP Paribas statement will contain additional information that may also be of use.  The overall “look and feel” of the statement is expected to change, conforming to that currently provided by BNP Paribas.

4.	Q: Must the transaction be approved by the mutual fund shareholders of each of our funds? What if every fund approves except International Equity and International Equity II?

A: Existing investment advisory agreements between each Artio Global mutual fund and Artio are expected to automatically terminate upon the change of control of Artio.  Shareholders in each Artio Global mutual fund, including International Equity, International Equity II and the bond funds, will be asked to approve the new advisory contract between their fund and Aberdeen. While the portfolio management team of the International Equity and International Equity II funds is expected to change in connection with the transaction, shareholders of those funds will be voting on the new advisory contract with Aberdeen, but not on the change in portfolio management team.

With respect to each Artio Global mutual fund, fund shareholders of record at the close of business on the fund’s record date will be entitled to vote at the fund’s special meeting or any adjournment of such meeting.  For each Artio Global mutual fund (including, for these purposes, a separate series of an Artio Global mutual fund), (1) the presence, in person or by proxy, of more than one-half of the votes entitled to be cast at the special meeting in respect of such Artio Global mutual fund will constitute a quorum, and (2) the approval will require the vote, in person or by proxy, of the lesser of (i) two-thirds of the votes cast, provided a quorum is obtained or (ii) more than one-half of the votes entitled to be cast.

While we believe the transaction is in the best interest of Artio Global fund shareholders and will meet with their approval, the merger agreement does contain certain provisions allowing, in certain circumstances, the deal to close ahead of final approval being obtained from the shareholders of the International Equity and International Equity II funds. Therefore, we do not currently expect the transaction’s close to be delayed by the shareholder voting process for the International Equity and International Equity II funds.

5.	Q: Will any of the Artio International Equity team transfer to Aberdeen?
A: At the close of the transaction, it is currently expected that no members of the Artio International Equity team will transfer to Aberdeen.

6.	Q: What will happen to the Artio International Equity track records?
A: Given the change in fund management, Artio’s International Equity track records will not transition to Aberdeen.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, Artio Global has filed a preliminary proxy statement and will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). The information contained in the preliminary proxy statement is not complete and may be changed. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the definitive proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  In addition, investors will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when available) at Artio Global’s Website at www.artioglobal.com or by contacting Artio Global’s investor relations department by phone at 212-297-3891 or by e-mail at ir@artioglobal.com

Artio Global and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Artio Global’s shareholders with respect to the merger. Information about Artio Global’s directors and executive officers and their ownership of Artio Global’s common stock is set forth in the preliminary proxy statement, which was filed with the SEC on March 13, 2013, Artio Global’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 4, 2013, and Artio Global’s Current Reports on Form 8-K filed on January 9, 2013 and January 30, 2013. Shareholders and investors may obtain additional information regarding the interests of Artio Global and its directors and executive officers in the merger, which may be different than those of Artio Global’s shareholders generally, by reading the definitive proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

FORWARD LOOKING STATEMENTS:
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this document, the words “believe”, “anticipate”, “intend”, “estimate”, “project”, “should”, “would”, “anticipate”, “plan”, “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that may cause the actual results to be materially different from those reflected in such forward-looking statements, including but not limited to: legal or regulatory proceedings or other matters that affect the timing or ability to complete the proposed merger as contemplated or affect the satisfaction of the conditions precedent to consummation of the proposed merger; the possibility of disruption to our business from the proposed merger including increased costs and diversion of management time and resources, making it more difficult to maintain business and operational relationships, including relationships with clients; the inability to retain key personnel in advance of completion of the proposed merger; contractual risks including termination of client contracts or non-performance of vendor contracts; developments beyond the companies’ control, including but not limited to changes in domestic or global economic conditions; the risk that the proposed merger is not completed; and other financial, operational and legal risks and uncertainties detailed from time to time in Artio Global’s cautionary statements in its filings with the SEC, such as Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this document.  Artio Global does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document. For more information, see Artio Global’s filings with the SEC.